MARINEMAX EXPANDS FINANCING CAPACITY
~ Increases Borrowing Facility to $350 Million and Enhances Terms ~

CLEARWATER, FL – May 11, 2017 – MarineMax, Inc. (NYSE:HZO), the nation’s largest recreational boat and yacht retailer, announced today that it has expanded its financing facility to, among other things, provide for borrowings of up to $350 million from the previous limit of $300 million.

The expanded facility has a three-year term, expiring in October 2020 and has two, one-year options to renew, subject to lender approval. Borrowings under the facility are secured primarily by the Company’s inventory that is financed through the facility and related accounts receivable. The Company’s real estate is not pledged. The facility contemplates that other lenders may be added by the Company to finance inventory not financed under this facility.

Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax, Inc. stated, “We are in our third year of twenty-percent or greater same-store sales growth and trends in the industry remain healthy. With our outlook, it is advantageous to increase our borrowing capacity in anticipation of future growth. We appreciate the confidence expressed by the commitment of our lenders to MarineMax by continuing to support our growth. We believe this enhanced and increased facility provides us with greater financial flexibility that should allow us to further capitalize on potential acquisitions and other growth opportunities as they emerge.”

The agent of the facility is Wells Fargo Commercial Distribution Finance and includes M&T Bank, Bank of the West and BB&T.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 62 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the facility’s term and options to renew; the potential addition of lenders to the facility; trends in the industry; the Company’s anticipated future growth; and the Company’s belief that the enhanced financial flexibility provided by the increase in capacity should allow the Company to capitalize on acquisitions and growth opportunities as they emerge. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s ability to manage inventory and expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the lenders’ ability to provide the agreed upon financing and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2016, subsequent Reports on Form 8-K and 10-Q and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, Inc.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc. 727.531.1700

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